Exhibit 99.1

EchoStar Announces Financial Results for Three and Nine Months Ended
September 30, 2018

Englewood, CO, November 8, 2018—EchoStar Corporation (NASDAQ: SATS) today announced its financial results for the three and nine months ended September 30, 2018.

Three Months Ended September 30, 2018 Financial Highlights:

•	Consolidated revenues of $533.0 million.

•
Consolidated net income from continuing operations of $16.5 million, consolidated net income attributable to EchoStar common stock of $16.1 million, and diluted earnings per share of $0.17. Included in these amounts are net gains on investments of $4.7 million. Excluding these net gains, diluted earnings per share would have been $0.12.

•
Consolidated EBITDA of $220.2 million, including net gains on investments of $4.7 million.  Excluding these net gains, EBITDA would have been $215.5 million (see discussion and the reconciliation of GAAP to this non-GAAP measure below).

Nine Months Ended September 30, 2018 Financial Highlights:

•	Consolidated revenues of $1,560.7 million.

•
Consolidated net income from continuing operations of $73.0 million, consolidated net income attributable to EchoStar common stock of $71.7 million, and diluted earnings per share of $0.74. Included in these amounts are net gains on investments of $33.4 million. Excluding these net gains, diluted earnings per share would have been $0.40.

•
Consolidated EBITDA of $671.7 million, including net gains on investments of $33.4 million.  Excluding these net gains, EBITDA would have been $638.2 million (see discussion and the reconciliation of GAAP to this non-GAAP measure below).

Additional Highlights:

•	Approximately 1,332,000 Hughes broadband subscribers as of September 30, 2018.
Cash, cash equivalents and current marketable investment securities of $3.4 billion as of September 30, 2018.

Set forth below is a table highlighting certain of EchoStar’s segment results for the three and nine months ended September 30, 2018 and 2017:

	For the three months ended September 30,		For the nine months ended September 30,
	2018	2017	2018	2017
	(Dollars in thousands)
Revenue
Hughes	$444,762	$380,061	$1,271,886	$1,072,143
EchoStar Satellite Services	84,007	97,093	276,185	295,785
Corporate & Other	4,184	4,079	12,631	11,532
Total	$532,953	$481,233	$1,560,702	$1,379,460

EBITDA
Hughes	$164,135	$131,817	$452,982	$342,693
EchoStar Satellite Services	72,156	78,345	238,789	241,873
Corporate & Other:
Corporate overhead, operating and other	(21,076)	(14,772)	(50,641)	(44,386)
Equity in earnings (losses) of unconsolidated affiliates, net	416	4,381	(2,651)	15,620
Gains and losses on investments, net	4,549	20,090	33,171	32,238
Sub-total	(16,111)	9,699	(20,121)	3,472
Total	$220,180	$219,861	$671,650	$588,038

Net income from continuing operations	$16,502	$35,855	$73,015	$73,221
Net income (loss) from discontinued operations	—	(654)	—	6,454
Net income	$16,502	$35,201	$73,015	$79,675

Expenditures for property and equipment from continuing operations	$167,155	$192,131	$337,729	$410,145

The following table reconciles GAAP to non-GAAP measurements.

	For the three months ended September 30,		For the nine months ended September 30,
	2018	2017	2018	2017
	(Dollars in thousands)
Net income	$16,502	$35,201	$73,015	$79,675

Interest income and expense, net	40,737	43,634	130,134	126,156
Income tax provision, net	12,836	6,082	25,235	9,073
Depreciation and amortization	150,555	134,822	444,558	379,939
Net (income) loss from discontinued operations	—	654	—	(6,454)
Net income attributable to noncontrolling interests	(450)	(532)	(1,292)	(351)
EBITDA	$220,180	$219,861	$671,650	$588,038

Note on Use of Non-GAAP Financial Measures
EBITDA is defined as “Net income (loss)” excluding “Interest income and expense, net,” “Income tax provision (benefit), net,” “Depreciation and amortization,” “Net income (loss) from discontinued operations,” and “Net income (loss) attributable to noncontrolling interests.” EBITDA is not determined in accordance with US GAAP. EBITDA is reconciled to “Net income (loss)” in the table above and should not be considered in isolation or as a substitute for operating income, net income or any other measure determined in accordance with US GAAP. Our management uses this non-GAAP measure as a measure of our operating efficiency and overall financial performance for benchmarking against our peers and competitors. Management believes that this non-GAAP measure provides meaningful supplemental information regarding the underlying operating performance of our business and is appropriate to enhance an overall understanding of our financial performance. Management also believes that EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties to evaluate the performance of companies in our industry.

The consolidated financial statements of EchoStar for the periods ended September 30, 2018 and 2017 are attached to this press release. Detailed financial data and other information are available in EchoStar’s Quarterly Report on Form 10-Q for the period ended September 30, 2018 filed today with the Securities and Exchange Commission.

EchoStar will host its earnings conference call on Thursday, November 8, 2018 at 11:00 a.m. Eastern Time. The call-in numbers are (877) 815-1625 (toll-free) and (716) 247-5178 (international), Conference ID # 1087737.

About EchoStar Corporation

EchoStar Corporation (NASDAQ: SATS) is a premier global provider of satellite communications solutions. Headquartered in Englewood, Colo., and conducting business around the globe, EchoStar is a pioneer in secure communications technologies through its Hughes Network Systems and EchoStar Satellite Services business segments.

Safe Harbor Statement under the US Private Securities Litigation Reform Act of 1995
This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this release, the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “project,” “plans,” and similar expressions and the use of future dates are intended to identify forward‑looking statements. Although management believes that the expectations reflected in these forward‑looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. We assume no responsibility for the accuracy of forward-looking statements or information or for updating forward-looking information or statements. These statements are subject to certain risks, uncertainties, and assumptions. See “Risk Factors” in EchoStar’s Annual Report on Form 10-K for the period ended December 31, 2017 and Quarterly Report on Form 10-Q for the period ended September 30, 2018, as filed with the Securities and Exchange Commission and in the other documents EchoStar files with the Securities and Exchange Commission from time to time.

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Contact Information

EchoStar Investor Relations	EchoStar Media Relations
Deepak V. Dutt Phone: +1 301-428-1686 Email: deepak.dutt@echostar.com	Sharyn Nerenberg Phone: +1 301-428-7124 Email: sharyn.nerenberg@echostar.com

ECHOSTAR CORPORATION
Consolidated Balance Sheets

	As of
	September 30, 2018	December 31, 2017
Assets	(Unaudited)	(Audited)
Current assets:
Cash and cash equivalents	$1,597,295	$2,431,456
Marketable investment securities, at fair value	1,842,875	814,161
Trade accounts receivable and contract assets, net	217,524	196,840
Trade accounts receivable - DISH Network	11,065	43,295
Inventory	70,061	83,595
Prepaids and deposits	56,149	54,533
Other current assets	17,222	91,671
Total current assets	3,812,191	3,715,551
Noncurrent assets:
Property and equipment, net	3,442,537	3,465,471
Regulatory authorizations, net	525,595	536,936
Goodwill	504,173	504,173
Other intangible assets, net	47,912	58,955
Investments in unconsolidated entities	160,669	161,427
Other receivables - DISH Network	94,503	92,687
Other noncurrent assets, net	262,866	214,814
Total noncurrent assets	5,038,255	5,034,463
Total assets	$8,850,446	$8,750,014
Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$119,235	$108,406
Trade accounts payable - DISH Network	1,411	4,753
Current portion of long-term debt and capital lease obligations	1,030,088	40,631
Contract liabilities	74,135	65,959
Accrued interest	57,589	47,616
Accrued compensation	41,341	47,756
Accrued taxes	16,681	16,122
Accrued expenses and other	72,464	82,647
Total current liabilities	1,412,944	413,890
Noncurrent liabilities:
Long-term debt and capital lease obligations, net	2,582,819	3,594,213
Deferred tax liabilities, net	471,259	436,023
Other noncurrent liabilities	124,694	128,503
Total noncurrent liabilities	3,178,772	4,158,739
Total liabilities	4,591,716	4,572,629
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value, 20,000,000 shares authorized, none issued and outstanding at each of September 30, 2018 and December 31, 2017	—	—
Common stock, $.001 par value, 4,000,000,000 shares authorized:
Class A common stock, $.001 par value, 1,600,000,000 shares authorized, 54,080,228 shares issued and 48,547,910 shares outstanding at September 30, 2018 and 53,663,859 shares issued and 48,131,541 shares outstanding at December 31, 2017	54	54
Class B convertible common stock, $.001 par value, 800,000,000 shares authorized, 47,687,039 shares issued and outstanding at each of September 30, 2018 and December 31, 2017	48	48
Class C convertible common stock, $.001 par value, 800,000,000 shares authorized, none issued and outstanding at each of September 30, 2018 and December 31, 2017	—	—
Class D common stock, $.001 par value, 800,000,000 shares authorized, none issued and outstanding at each of September 30, 2018 and December 31, 2017	—	—
Additional paid-in capital	3,694,682	3,669,461
Accumulated other comprehensive loss	(160,947)	(130,154)
Accumulated earnings	808,330	721,316
Treasury stock, at cost	(98,162)	(98,162)
Total EchoStar Corporation stockholders’ equity	4,244,005	4,162,563
Other noncontrolling interests	14,725	14,822
Total stockholders’ equity	4,258,730	4,177,385
Total liabilities and stockholders’ equity	$8,850,446	$8,750,014

ECHOSTAR CORPORATION
Consolidated Statements of Operations
(In thousands)

	For the three months ended September 30,		For the nine months ended September 30,
	2018	2017	2018	2017
Revenue:
Services and other revenue - DISH Network	$87,859	$111,135	$291,835	$339,824
Services and other revenue - other	388,248	310,973	1,118,733	865,817
Equipment revenue	56,846	59,125	150,134	173,819
Total revenue	532,953	481,233	1,560,702	1,379,460

Costs and expenses:
Cost of sales - services and other (exclusive of depreciation and amortization)	152,011	143,048	451,913	416,463
Cost of sales - equipment (exclusive of depreciation and amortization)	46,318	47,644	127,254	141,839
Selling, general and administrative expenses	107,490	91,003	313,839	263,820
Research and development expenses	6,544	8,302	20,328	23,444
Depreciation and amortization	150,555	134,822	444,558	379,939
Total costs and expenses	462,918	424,819	1,357,892	1,225,505
Operating income	70,035	56,414	202,810	153,955

Other income (expense):
Interest income	21,349	12,012	56,237	30,342
Interest expense, net of amounts capitalized	(62,086)	(55,646)	(186,371)	(156,498)
Gains and losses on investments, net	4,693	20,090	33,426	30,664
Equity in earnings (losses) of unconsolidated affiliates, net	416	4,381	(2,651)	15,620
Other, net	(5,069)	4,686	(5,201)	8,211
Total other income (expense), net	(40,697)	(14,477)	(104,560)	(71,661)
Income from continuing operations before income taxes	29,338	41,937	98,250	82,294
Income tax provision, net	(12,836)	(6,082)	(25,235)	(9,073)
Net income from continuing operations	16,502	35,855	73,015	73,221
Net income (loss) from discontinued operations	—	(654)	—	6,454
Net income	16,502	35,201	73,015	79,675
Less: Net income attributable to noncontrolling interests	450	532	1,292	351
Net income attributable to EchoStar Corporation	16,052	34,669	71,723	79,324
Less: Net loss attributable to Hughes Retail Preferred Tracking Stock	—	—	—	(1,209)
Net income attributable to EchoStar Corporation common stock	$16,052	$34,669	$71,723	$80,533

Earnings per share - Class A and B common stock:
Basic earnings from continuing operations per share	$0.17	$0.37	$0.75	$0.78
Total basic earnings per share	$0.17	$0.36	$0.75	$0.84
Diluted earnings from continuing operations per share	$0.17	$0.36	$0.74	$0.77
Total diluted earnings per share	$0.17	$0.36	$0.74	$0.83

ECHOSTAR CORPORATION
Consolidated Statements of Cash Flows
(In thousands)

	For the nine months ended September 30,
	2018	2017
Cash flows from operating activities:
Net income	$73,015	$79,675
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	444,558	391,598
Equity in (earnings) losses of unconsolidated affiliates, net	2,651	(14,461)
Amortization of debt issuance costs	5,910	5,479
Gains and losses on investments, net	(33,524)	(30,664)
Stock-based compensation	7,771	7,169
Deferred tax provision	22,357	7,924
Dividends received from unconsolidated entity	5,000	15,000
Proceeds from sale of trading securities	—	8,922
Changes in current assets and current liabilities, net:
Trade accounts receivable, net	(35,811)	5,088
Trade accounts receivable - DISH Network	32,323	225,963
Inventory	10,667	(26,231)
Other current assets	(5,569)	(11,392)
Trade accounts payable	2,536	(64,553)
Trade accounts payable - DISH Network	(3,342)	2,534
Accrued expenses and other	19,450	13,268
Changes in noncurrent assets and noncurrent liabilities, net	(16,123)	(23,474)
Other, net	12,043	91
Net cash flows from operating activities	543,912	591,936
Cash flows from investing activities:
Purchases of marketable investment securities	(2,323,090)	(319,912)
Sales and maturities of marketable investment securities	1,331,225	375,890
Expenditures for property and equipment	(415,253)	(422,661)
Refunds and other receipts related to property and equipment	77,524	—
Sale of investment in unconsolidated entity	1,558	17,781
Expenditures for externally marketed software	(24,568)	(25,447)
Other	(991)	—
Net cash flows from investing activities	(1,353,595)	(374,349)
Cash flows from financing activities:
Repayment of debt and capital lease obligations	(27,764)	(26,394)
Net proceeds from Class A common stock options exercised	4,424	33,156
Net proceeds from Class A common stock issued under the Employee Stock Purchase Plan	7,428	6,938
Cash exchanged for Tracking Stock	—	(651)
Repayment of in-orbit incentive obligations	(4,601)	(4,583)
Other, net	(530)	201
Net cash flows from financing activities	(21,043)	8,667
Effect of exchange rates on cash and cash equivalents	(3,449)	1,014
Net increase (decrease) in cash and cash equivalents, including restricted amounts	(834,175)	227,268
Cash and cash equivalents, including restricted amounts, beginning of period	2,432,249	2,571,866
Cash and cash equivalents, including restricted amounts, end of period	$1,598,074	$2,799,134

Supplemental disclosure of cash flow information:
Cash paid for interest, net of amounts capitalized	$170,303	$137,955
Cash paid for income taxes	$3,369	$10,071